BIRNER DENTAL MANAGEMENT SERVICES, INC.
3801 East Florida Avenue, Suite 508
Denver, Colorado 80210
303-691-0680

FOR IMMEDIATE RELEASE
October 5, 2006

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
                     ANNOUNCES FINAL RESULTS OF TENDER OFFER


DENVER, COLORADO, October 5, 2006 BIRNER DENTAL MANAGEMENT SERVICES, INC. (NASDAQ CAPITAL MARKET: BDMS), operators of PERFECT TEETH dental practices, today announced the final results of its modified "Dutch Auction" tender offer, which expired on Friday, September 29, 2006, at 5:00 p.m., Mountain time.

The Company accepted for payment, at a purchase price of $21.75 per share, 212,396 shares of its common stock that were properly tendered and not withdrawn. The 212,396 shares to be purchased are comprised of the 175,000 shares the Company offered to purchase and 37,396 shares to be purchased pursuant to the Company's right to purchase up to an additional 2 percent of the outstanding shares as of August 31, 2006, without extending the tender offer in accordance with applicable securities laws. These shares represent approximately 9.2% percent of the shares outstanding as of August 31, 2006.

The aggregate purchase price for the shares is approximately $4.6 million. The purchase of the shares will be funded with proceeds from a new $5 million term loan that the Company entered into on August 31, 2006.

Payment for the shares accepted for purchase, and return of all shares tendered and delivered and not accepted for purchase, will be carried out promptly by the depositary. As a result of the tender offer, the Company will have approximately 2,099,000 shares of common stock outstanding.

Computershare Trust Company, Inc. is the information agent and depositary for the tender offer. Any questions concerning the tender offer should be directed to Computershare Trust Company, Inc. by calling 1-800-962-4284 (extension 4732).

ABOUT BIRNER DENTAL MANAGEMENT SERVICES, INC.

Birner Dental Management Services, Inc. acquires, develops, and manages geographically dense dental practice networks in select markets in Colorado, New Mexico, and Arizona. Currently, the Company manages 60 dental offices, of which 35 were acquired and 25 were de novo developments. The Company operates its dental offices under the PERFECT TEETH name.

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These and other risks are set forth in the Schedule TO, as amended, filed by the Company in connection with the tender offer and in reports filed by the Company with the Securities and Exchange Commission.

For Further Information Contact:
Birner Dental Management Services, Inc.
Dennis Genty
Chief Financial Officer
(303) 691-0680